Exhibit 99.1

Contact:

Pete De Spain	Emily Poe
Manager, Corporate Communications	Vice President
Anadys Pharmaceuticals, Inc.	Noonan Russo
(858) 530-3653	(212) 845-4266
pdespain@anadyspharma.com	emily.poe@eurorscg.com

ANADYS PHARMACEUTICALS ANNOUNCES EXCLUSIVE COLLABORATION WITH
NOVARTIS TO DEVELOP AND COMMERCIALIZE ANA975 AND ADDITIONAL
TLR7-BASED THERAPEUTICS FOR HEPATITIS C AND HEPATITIS B

Total Partnership Valued at up to $570 Million in Upfront and Potential Milestone Payments

San Diego, June 2, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) announced today that it has entered into an exclusive global license and co-development agreement with Novartis to develop, manufacture and commercialize ANA975 and additional Toll-Like Receptor 7 (TLR7) oral prodrugs for chronic hepatitis C virus (HCV) and hepatitis B virus (HBV) infections, as well as other potential infectious disease indications. In addition to upfront and milestone payments, the agreement includes potential royalty payments and a U.S. co-promotion option for Anadys.

Under the terms of the agreement, Novartis will make an initial license payment of $20 million to Anadys. Anadys is also eligible to receive up to $550 million in regulatory and commercial milestone payments based on the successful development and commercialization of ANA975. A $10 million payment is due following a successful Investigational New Drug (IND) submission, which Anadys expects to file with the U.S. Food & Drug Administration (FDA) in the middle of 2005.

In addition, Anadys has a co-promotion option to retain 35 percent of profits in the U.S. by contributing 35 percent of the commercialization costs in the U.S. In the event Anadys declines to exercise its option, it will receive royalties on net sales of products in the U.S. Anadys will also receive royalties on net sales of products in the rest of the world. The agreement does not include an equity purchase. The collaboration announced today is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

ANA975 is an oral prodrug of isatoribine, a small molecule TLR7 agonist that has been administered intravenously to 68 subjects in clinical trials. Results from multiple clinical trials in HCV patients receiving intravenous isatoribine for one week have demonstrated statistically significant viral load reductions. Interim data from an ongoing Phase I clinical trial of ANA975 indicate that the bioavailability of ANA975 is virtually complete (approaching 100 percent) and conversion to isatoribine in plasma is rapid and effective, delivering levels of isatoribine that have been shown to be clinically relevant. Anadys and Novartis expect to initiate a 28-day study of ANA975 in HCV patients in the second half of 2005.

“Anadys is at the forefront of TLR-based small molecule therapeutics,” said Thomas Ebeling, Chief Executive Officer of Novartis Pharma AG. “This agreement is a further step in our strategy to augment internal activities with externally sourced products in key therapeutic areas such as HCV and HBV, where Novartis is working to meet the needs of these patients.”

“Results of our clinical studies suggest that TLR7 agonists may represent an important new advance in anti-infective therapies,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “We look forward to working with Novartis who shares our vision and commitment to combating infectious diseases. Together we hope to realize the potential of TLR-based therapies, including ANA975, as a creative and novel treatment for HCV, HBV and other infectious diseases.”

The license to Novartis by Anadys includes rights to additional oral prodrugs of TLR7 agonists for potential use in infectious disease indications. The two companies will work closely to develop ANA975 and may collaborate to develop next-generation TLR-based compounds for HCV and HBV and other infectious disease indications. Novartis has also obtained an exclusive option to potentially license Anadys’ rights to ANA380, a compound currently in Phase II clinical trials. ANA380 is currently being co-developed by Anadys and LG Life Sciences for the treatment of chronic HBV infection.

Conference Call and Webcast

Anadys will host a conference call on Thursday, June 2, 2005 at 9:00 a.m. Eastern Time to discuss the contents of this press release. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial (888) 286-8010 or (617) 801-6888, passcode 64943988. The webcast and telephone replay will be available through June 16, 2005.

About Anadys

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include ANA975 for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform, including core capabilities in Toll-Like Receptor-based small molecules and structure-based drug design coupled with medicinal chemistry, is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the potential value and scope of the collaboration with Novartis, Anadys’ receipt of potential milestone payments, royalty payments or profits from sales of ANA975, expectations regarding the timing of filing an IND and initiating a 28-day study of ANA975 in HCV infected patients, as well as references to the viral load reduction resulting from administration of isatoribine to HCV infected patients, the believed bioavailability of ANA975, the potential of TLR-based therapies as treatments for infectious diseases, and future plans and activities regarding ANA380. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks that the required regulatory approvals will be received in a timely manner, or at all, risks related to the implementation of its collaboration with Novartis, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended March 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.